Exhibit (a)(1)(K)

ALTICE USA 2017 LONG TERM INCENTIVE PLAN
FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made on                 (the “Date of Grant”) between Altice USA, Inc., a Delaware corporation (the “Company”), and                 (the “Participant”) pursuant to the Amended and Restated Altice USA 2017 Long Term Incentive Plan, as amended (the “Plan”), and shall become effective upon the Participant signing and returning the Acceptance Notice (as defined below) to the Company.

This Agreement sets forth the general terms and conditions of restricted stock units (“RSUs”) granted to the Participant in consideration of the cancellation of the Eligible Options tendered by the Participant for exchange in accordance with (and as such term is used in) that certain Offer to Exchange Eligible Options for Replacement Awards attached as an exhibit to the Schedule TO filed by the Company with the Securities and Exchange Commission on January 23, 2023. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

1.          Grant of the Award. Subject to the Participant’s execution of this Agreement and compliance with the terms of this Agreement and the Plan, the Company hereby grants to the Participant an award of                 RSUs. Each RSU gives the Participant an unsecured right to receive one Share, subject to the terms and conditions of the Plan and this Agreement.

2.          Vesting Schedule. Subject to earlier termination in accordance with the Plan or this Agreement, the RSUs shall vest as follows (each, a “Vesting Date”), unless previously vested or cancelled in accordance with the provisions of the Plan or this Agreement.

Vesting Date	Percent of RSUs Vesting
[first anniversary of the expiration of the exchange offer]	50%
[second anniversary of the expiration of the exchange offer]	50%

3.          Accepting the Award. The Participant shall have 30 days upon receipt of this Agreement (the “Acceptance Period”) to accept the RSUs and all terms and conditions of this Agreement and the Plan. The Participant may only accept the RSUs and the terms of this Agreement and the Plan by executing the attached signature page, or by such other method as directed by the Company (the “Acceptance Notice”) and returning it to the Company within the Acceptance Period. By accepting the RSUs, the Participant agrees to the terms and conditions set forth in this Agreement and the Plan. If the Participant fails to return the executed Acceptance Notice within the Acceptance Period, the Company may cancel the RSUs and any and all rights thereto under this Agreement and the Plan.

4.         Settlement. Any vested RSU shall be settled by delivery of Shares to the Participant as soon as practicable following the Vesting Date of the RSUs subject to this Agreement (each, a “Settlement Date”).

5.        Termination of Service Generally. If the Participant’s employment or other service with the Company or its Affiliates terminates for any reason other than death or Disability, the RSUs shall immediately cease to vest, any unvested RSUs shall immediately be cancelled without consideration and the Participant shall have no further right or interest therein.

6.          Death; Disability. If the Participant’s employment or other service with the Company or its Affiliates terminates as a result of the Participant’s death or Disability, the Participant shall vest in a pro-rated portion of the RSUs (based on the number of completed months between the Date of Grant and the date of such termination event divided by the total number of months between the Date of Grant and the final Vesting Date) less the number of RSUs that are vested as of the date of such termination.

7.          Change in Control. In the event of a Change in Control, all unvested RSUs shall become fully vested. For the avoidance of doubt, and notwithstanding Section 17(n) of the Plan, only a transaction whereby Patrick Drahi, his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit cease to maintain majority voting control (directly or indirectly and whether by equity ownership, contract or otherwise) of the Company shall constitute a Change in Control for purposes of this Agreement.

8.         Capital Adjustments. In the event of a change in capitalization, Shares covered by the RSUs subject to this Agreement will be adjusted in accordance with Section 14 of the Plan.

9.         Nontransferability of RSUs. Unless otherwise determined by the Committee pursuant to the terms of the Plan, the RSUs subject to this Agreement may not be transferred, pledged, alienated, assigned or otherwise attorned other than by last will and testament or by the laws of descent and distribution or pursuant to a domestic relations order, as the case may be, prior to settlement.

10.       Restrictive Covenants.

(a)        Acknowledgement. The Participant hereby acknowledges and agrees that the services rendered by the Participant for the Company are special and unique and that the RSUs subject to this Agreement are granted in part in exchange for the Participant’s promises set forth in this Section 10. The restrictive covenants in this Section 10 shall be the sole restrictive covenants applicable to the Participant following a termination of the Participant’s service with the Company or any of its Affiliates, unless otherwise agreed to between the Participant and the Company (or any of its Affiliates) following the date hereof.

2

(b)        Non-Competition. The Participant hereby acknowledges and agrees that due to the Participant’s position with the Company and its Affiliates and the Participant’s knowledge of the Confidential and Proprietary Information (as defined below), the Participant’s employment by or affiliation with certain entities would be detrimental to the Company and its Affiliates. The Participant hereby agrees that the Participant has not and will not during the Participant’s term of service to the Company and its Affiliates and for a period of 12 months, which period shall commence immediately following (i) the voluntary termination of the Participant’s service with the Company or its Affiliates for any reason, or (ii) the termination of the Participant’s employment by the Company for Cause, directly or indirectly, become employed by, assist, consult to, advise in any manner or have any material interest in, any Competitive Entity, with which the Participant would hold a role or position similar to any role or position the Participant held with the Company, or for whom the Participant would provide services similar to those the Participant provided to the Company, during the 24 months preceding the termination of the Participant’s service with the Company or in which the Participant would have responsibility for or access to confidential information similar or relevant to that which the Participant had access to during the 24 months preceding the termination of the Participant’s service with the Company or its Affiliates.  A “Competitive Entity” shall mean any multiple system operator and any person, entity or business that competes with any of the Company’s or any of its Affiliate’s cable television, video programming distribution, advertising, voice-over internet protocol, telephone, on-line data, content and wired or wireless data businesses, or mobile phone/data and MVNO business, as well as such other businesses as the Company and its Affiliates engage in as of the date of termination of the Participant’s service with the Company or its Affiliates. The Participant’s agreement not to compete shall be limited to within 100 miles of the office(s), whether home or business, from which the Participant reported, primarily worked or provided substantial services on behalf of the Company or its Affiliates during the 24 months preceding the termination of the Participant’s service with the Company.  Ownership of not more than one percent of the outstanding stock of any publicly traded company shall not, by itself, constitute a violation of this provision.

(c)        Confidentiality. The Participant hereby agrees to hold all Confidential and Proprietary Information in strictest confidence and further agrees not to make use of Confidential and Proprietary Information on behalf of the Participant or any other person or entity, except where such a disclosure is compelled by applicable law.

As used in this Agreement, “Confidential and Proprietary Information” means any non-public information of a confidential or proprietary nature of any of the Company or its Affiliates, including, without limitation: (i) information of a commercially sensitive, proprietary or personal nature or that, if disclosed, could have an adverse effect on any of the Company’s or its Affiliates’ standing in the community, its or their business reputations, operations or competitive positions; (ii) information and documents that have been designated or treated as confidential; (iii) financial data; customer, guest, vendor or shareholder lists or data; advertising, business, sales or marketing plans, tactics and strategies; projects; technical or strategic information about any of the Company’s or its Affiliates’ businesses; plans or strategies to market or distribute the services or products of such businesses; plans, tactics, or strategies for third-party negotiations, including, without limitation, planned or actual collective bargaining negotiations; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets and other intellectual property; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; information about any of the Company’s or its Affiliates’ (to the extent applicable) employees, guests, agents, compensation (including, without limitation, bonuses, incentives and commissions), or other human resources policies, plans and procedures, or any other non-public material or information relating to any of the Company or its Affiliates; and (iv) any information (personal, proprietary or otherwise) the Participant learned about any officer, director or member of management of the Company or its Affiliates, whether prior, during or subsequent to his or her employment by the Company or its Affiliates. Notwithstanding the foregoing, the obligations of this Section 10 other than with respect to subscriber information, shall not apply to information which is: (A) already in the public domain; (B) disclosed to the Participant by a third party with the right to disclose it in good faith; or (C) specifically exempted in writing from the applicability of this Agreement.

3

Notwithstanding anything elsewhere in this Agreement, the Participant is authorized to make any disclosure required of the Participant by any federal, state and local laws, after providing the Company with prior written notice and an opportunity to respond prior to such disclosure, and that the Participant shall only disclose the specific information required of the Participant by law.

(d)        U.S. Defend Trade Secrets Act Notice of Immunity. Notwithstanding any provision herein to the contrary, pursuant to the U.S. Defend Trade Secrets Act of 2016 (“DTSA”), the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, pursuant to the DTSA, if the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if the Participant (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

(e)        Non-Solicitation. The Participant hereby agrees that the Participant has not and will not during the Participant’s term of service to the Company and its Affiliates and for a period of 12 months, which period shall commence immediately following the termination of the Participant’s service with the Company or its Affiliates for any reason, solicit, contact or persuade, directly or indirectly (whether for the Participant’s own interest or any other person or entity’s interest) any employee, customer (from which the Company received payment or payment-in-kind), consultant or vendor of the Company or its Affiliates to leave the employ of the Company or its Affiliates or to cease or reduce working for and/or doing business with the Company.

(f)        Enforcement. The Participant acknowledges and agrees that the scope and duration of the restrictions on the Participant’s activities under this Agreement are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates, and that the Participant will be reasonably able to earn a living without violating the terms of this Agreement. The Participant further agrees that the restrictions set forth in this Section 10 are reasonable and necessary to protect the Confidential and Proprietary Information and other legitimate business needs. In the event that any court or tribunal of competent jurisdiction shall determine this Section 10 to be unenforceable or invalid for any reason, the Participant and the Company agree that the covenants shall be interpreted to extend only over the maximum period of time for which they may be enforceable, and/or the maximum geographical area as to which they may be enforceable, and/or to the maximum extent in any and all respects as to which they may be enforceable, all as determined by such court or tribunal. The Participant acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in this Section 10, the Company and its Affiliates will suffer irreparable injury for which there is no adequate remedy at law. The Company will therefore be entitled to injunctive relief from the courts without the posting of a bond, enjoining the Participant from engaging in activities in breach of this Section 10. In addition, and notwithstanding the terms of Section 16(i), the Company will be entitled to avail itself of all other remedies as may now or hereafter exist in law or equity for breach by the Participant of the covenants contained in this Section 10, and resort to any remedy available shall not preclude the concurrent or subsequent obtaining of other remedies, including monetary damages and/or forfeiture of compensation.

4

11.     Rights as a Shareholder. Prior to the distribution of Shares with respect to the vesting of the RSUs subject to this Agreement, the Participant shall not have any rights of a shareholder of the Company with respect to the RSUs subject to this Agreement. Upon distribution of Shares on the Settlement Date, the Participant shall have, with respect to the Shares, all the rights of a shareholder of the Company, including, if applicable, the right to vote the Shares and to receive any dividends or other distributions, subject to the restrictions set forth in this Agreement and the Plan. Shares (whether received pursuant to this Award, another Award or otherwise) held by the Participant are transferable, and if Shares are not listed for trading on the NYSE or another equivalent domestic stock exchange, the Company shall provide the Participant with regular liquidity opportunities (not less than quarterly) to sell any or all Shares held by the Participant to the Company, which the Company will purchase for Fair Value when tendered by the Participant. To the extent the Participant holds Awards or Shares (whether pursuant to this Award, another Award or otherwise) that are subject to performance conditions, any performance conditions based on Share price or value shall be determined using Fair Value if the Shares are not listed for trading on the NYSE or another equivalent domestic stock exchange at the time such performance conditions are assessed. “Fair Value,” for this purpose, means an amount equal to Enterprise Value minus Net Debt divided by the number of Shares outstanding in each case as of the Enterprise Value Calculation Date, as such terms are defined on the Appendix hereto.

12.       No Entitlements.

(a)       No Right to Continued Employment or Other Service Relationship. This Agreement does not constitute an employment or service agreement and nothing in the Plan or this Agreement shall modify the terms of the Participant’s employment or other service, including, without limitation, the Participant’s status as an “at will” employee of the Company or its Affiliates, if applicable. None of the Plan, the Agreement, the grant of RSUs, nor any action taken or omitted to be taken shall be construed: (i) to create or confer on the Participant any right to be retained in the employ of or other service to the Company or its Affiliates; (ii) to interfere with or limit in any way the right of the Company or its Affiliates to terminate the Participant’s employment or other service at any time and for any reason; or (iii) to give the Participant any right to be reemployed or retained by the Company or its Affiliates following a termination of employment or other service for any reason.

(b)      No Right to Future Awards. The Participant acknowledges that the RSUs and all other Awards under the Plan are discretionary. The RSUs do not confer on the Participant any right or entitlement to receive another grant of RSUs or any other Award at any time in the future or in respect of any future period.

5

13.      Taxes and Withholding. The Participant must satisfy any federal, state, provincial, local or foreign tax withholding requirements applicable with respect to the settlement of the RSUs subject to this Agreement. The Company may require or permit the Participant to satisfy such tax withholding obligations through the Company withholding of Shares (up to the maximum statutory tax rate in the relevant jurisdiction) that would otherwise be received by such individual upon the settlement of the RSUs subject to this Agreement. The obligations of the Company to deliver the Shares under this Agreement shall be conditioned upon the Participant’s payment of all applicable taxes and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

14.       Securities Laws. The Company shall not be required to issue Shares in settlement of or otherwise pursuant to the RSUs unless and until: (a) the Shares have been duly listed upon each stock exchange on which the Shares are then registered; (b) a registration statement under the Act with respect to such Shares is then effective; and (c) the issuance of the Shares would comply with such legal or regulatory provisions of such countries or jurisdictions outside the United States as may be applicable in respect of the RSUs. In connection with the grant or vesting of the RSUs, the Participant shall make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

15.       Clawback. Any Awards or payments made pursuant to the Plan and any gains realized upon settlement of the RSUs shall be subject to clawback or recoupment, as mandated by applicable law, rules, regulations, or as approved by the Board or a committee thereof, or by any policy adopted by the Company and approved by the Board as in effect from time to time, in each case which provides that: (a) such Award or payment was erroneously granted due to a financial accounting misstatement or required restatement; or (b) the Board determines the Participant engaged in fraud or material misconduct related to the Participant’s employment or engagement with the Company.

16.       Miscellaneous Provisions.

(a)      Notices. Any notice necessary under this Agreement shall be addressed to the Company at the headquarters of the Company, Attention: Legal Department, and to the Participant at the address appearing in the records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Notwithstanding the foregoing, the Company may deliver notices to the Participant by means of email or other electronic means that are generally used for employee communications. Any such notice shall be deemed effective upon receipt thereof by the addressee.

(b)       Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

(c)       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6

(d)        Incorporation of Plan; Entire Agreement. This Agreement and the RSUs shall be subject to the Plan, the terms of which are incorporated herein by reference, and in the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof. The Participant acknowledges receipt of the Plan and represents that the Participant is familiar with its terms and provisions.

(e)        Amendments. Subject to all applicable laws, rules and regulations, the Committee shall have the power to amend this Agreement at any time; provided, however, that, and notwithstanding any provision of the Plan to the contrary, no amendment to any Award under the Plan held by the Participant (whether this Award, another Award or otherwise, and whether a term is set forth in the Plan or in an Award Agreement) may have the impact of requiring any Award, including the RSUs, to be settled in or paid for in cash without the consent of the Participant. For the avoidance of doubt, the proviso in the preceding sentence does not limit the treatment of an Award in connection with a Change in Control pursuant to Section 7 of the Plan. Subject to the immediately forgoing sentence, any amendment, modification or termination shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give written notice to the Participant in accordance with Section 16(a) of any such amendment, modification or termination as promptly as practicable after the adoption thereof. In the event changes to applicable federal, state or local tax law effective after the Date of Grant impact the treatment of the RSUs as intended as of the date hereof, the Committee may, in its sole discretion and without notice to the Participant, amend this Agreement in any manner that the Committee deems appropriate to address such change, which exercise of discretion shall be final, binding and conclusive on all persons having an interest therein.

(f)        Section 409A of the Code. It is the intention and understanding of the parties that the RSUs granted under this Agreement do not provide for a deferral of compensation subject to Section 409A of the Code or the regulations and guidance promulgated thereunder (“Section 409A”). This Agreement shall be interpreted and administered to give effect to such intention and understanding and to avoid the imposition on the Participant of any tax, interest or penalty under Section 409A in respect of any RSUs. Notwithstanding any other provision of this Agreement or the Plan, if the Committee determines in good faith that any provision of the Plan or this Agreement does not satisfy Section 409A or could otherwise cause any person to recognize additional taxes, penalties or interest under Section 409A, the Committee may, in its sole discretion and without the consent of the Participant, modify such provision to the extent necessary or desirable to ensure compliance with Section 409A. Any such amendment shall maintain, to the extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 16(f) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the RSUs will not be subject to interest and penalties under Section 409A.

(g)       Successor. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company and to any permitted transferee pursuant to Section 9.

7

(h)        Choice of Law. Except as to matters of federal law, this Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (other than its conflict of law rules).

(i)         Mutual Arbitration.

(i)       Scope of Coverage. Except as expressly set forth in Section 16(i)(iii) below, all disputes, claims, complaints, or controversies that the Participant now has or in the future may have against the Company and/or any of its parents, subsidiaries, affiliates, current and former officers, directors, employees, and/or agents, or that the Company now has or in the future may have against the Participant (“Claims”), are subject to arbitration pursuant to the terms of this Section 16(i) and will be resolved by arbitration and not by a court or jury. These Claims include, but are not limited to, disputes, claims, complaints, or controversies arising out of and/or directly or indirectly relating to the relationship between the Participant and the Company (including without limitation the Participant’s employment with the Company and/or the Participant’s application for, the terms and conditions of, or the termination of that employment) including contract claims, tort claims, discrimination and/or harassment claims, retaliation claims, claims for overtime, wages, compensation, penalties or restitution, and any other claim under any federal, state, or local statute, constitution, regulation, rule, ordinance, or common law. The parties hereby forever waive and give up the right to have a judge or a jury decide any Claims as to which any party elects arbitration.

(ii)       Election to Arbitrate. The parties agree that the Company or the Participant may elect to arbitrate Claims, but that if any party elects arbitration as to any Claim, all other Claims brought in conjunction with that Claim shall be subject to arbitration (except for claims not covered by this Agreement), and that: (A) no Claims may be initiated or maintained as a class action, collective action, or representative action either in court or arbitration; (B) class, collective and representative arbitrations are not permitted; (C) a court of competent jurisdiction, not an arbitrator, must resolve issues concerning the enforceability or validity of this Section 16(i); (D) if, for any reason, this Section 16(i) is held unenforceable or invalid in whole or in part, then a court of competent jurisdiction, not an arbitrator, will decide the claim as to which the waiver was held unenforceable or invalid and all other Claims will remain subject to arbitration in accordance with this Agreement; (E) nothing in this Agreement shall prohibit the Participant from filing a charge, complaint or claim or communicating or cooperating with, providing information to, or participating in an investigation by the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the Occupational Safety and Health Commission, or any other federal, state, or local administrative agency, except that to the extent a claim is not resolved before the agency, it is subject to arbitration under this Agreement rather than proceeding in court; and (F) the Participant also has the right to challenge the validity of the terms and conditions of this Section 16(i) on any grounds permissible under the Federal Arbitration Act, and the Company shall not discipline, discharge, or engage in any retaliatory actions against the Participant in the event the Participant chooses to do so. The Company, however, reserves the right to enforce the terms and conditions of this Section 16(i) in any appropriate forum.

8

(iii)       Claims Not Covered by this Section 16(i). The following Claims shall not be covered by this Section 16(i): Claims for workers’ compensation benefits filed with a state agency, claims for unemployment compensation benefits filed with a state agency, claims for benefits under a plan that is governed by the Employee Retirement Income Security Act of 1974 (“ERISA”), and claims that are subject to the exclusive jurisdiction of the NLRB. Notwithstanding any of the foregoing or any other provision of this Agreement, there shall be no obligation to arbitrate any Claims with respect to Section 10 of this Agreement to the extent that such Claims are not subject to binding arbitration under the laws of the State of New York. The Participant and the Company may petition a court for an injunction to maintain the status quo pending resolution of any Claim under this Section 16(i). This Section 16(i) shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration.

(iv)         Arbitration Procedures. (A) A Claim will be subject to arbitration only if arbitration is elected by either the Participant or the Company; (B) except as provided below, the parties agree that JAMS Arbitration Services (“JAMS”) will administer all arbitrations under this Section 16(i), subject to its then current employment arbitration rules and procedures and (if applicable) emergency relief procedures, available at www.adr.org, unless those rules and/or procedures conflict with any express term of this Section 16(i), in which case this Section 16(i) is controlling; (C) no arbitration under in Section 16(i) shall be subject to the JAMS Class Action Procedures; (D) the arbitration will be heard by a single arbitrator in the county of the Participant’s current or most recent workplace at the time the claim arose, unless both parties agree otherwise or the arbitrator concludes that a different location would be appropriate to ensure that the Participant can readily access the arbitral forum; (E) notwithstanding the JAMS Employment Arbitration Rules & Procedures, any party shall have the right to file a motion to dismiss and/or a motion for summary judgment; and (F) the arbitrator shall issue a final and binding written award, subject to review on the grounds set forth in the FAA. The award shall have no preclusive effect as to issues or claims in any other dispute or arbitration proceeding. Arbitrators are barred from giving prior arbitration awards precedential effect. The Claims procedure in this Section 16(i) is governed by the FAA and, to the extent not inconsistent with or preempted by the FAA, by the laws of the state in which the Participant last worked for the Company without regard to principles of conflicts of law. The Company’s business and the Participant’s employment with the Company affect interstate commerce.

(v)        Arbitration Fees and Costs. In the event the Participant files a claim in arbitration under this Section 16(i), the Company will pay all JAMS filing, administrative, and arbitrator fees. The arbitrator shall have the authority to make an award of attorneys’ fees and costs to the same extent such an award could have been made to an individual claimant if the Claim had been filed in court. If there is a dispute as to whether the Company or the Participant is the prevailing party, the arbitrator will decide this issue.

(vi)         Time Limitation for Commencing Arbitration. The same statute of limitations that would have applied if the Claim was made in a judicial forum will apply to any Claim subject to arbitration.

9

(vii)         Damages and Other Relief. The arbitrator may award the full individual remedies that would be available if the Claim had been filed in court.

(viii)        Termination. This Section 16(i) survives the termination of the Agreement. For the avoidance of doubt, this Section 16(i) supersedes all other agreements and drafts, oral or written, between the parties hereto with respect to the subject matter of dispute resolution, including, without limitation, any provisions regarding dispute resolution in previously executed award agreements and arbitration agreements.

(ix)          Construction. Except as provided above, if any court of competent jurisdiction or arbitrator finds any part or provision of this Section 16(i) unenforceable, such a finding will not affect the validity of the remainder of the Agreement, and all other parts and provisions remain in full force and effect.

[Remainder of page intentionally left blank]

10

ALTICE USA, INC.

By:
Name:
Title:

ACCEPTANCE NOTICE

The undersigned hereby acknowledges having read the Plan and this Agreement, and hereby agrees to be bound by all the provisions set forth in the Plan and this Agreement and does so voluntarily. The undersigned is giving up the right to have any disputes that are subject to arbitration be decided by a court or jury and to bring or participate in a class action, collective action, or representative action. The undersigned has no entitlement to or rights with respect to the RSUs, and the RSUs will not be settled, unless and until the Participant has acknowledged this Agreement and returned such acknowledgement to the Company. Failure to return a signed Acceptance Notice within the Acceptance Period MAY result in the Company canceling the RSUs and any and all rights thereto under this Agreement and the Plan.

Participant Name (Printed):

Signature:

Date: